Q3 2017 Earnings Webinar November 2017

Safe Harbor Language During today’s call we will be making both statements regarding historical facts and “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in order to help you better understand our business. These forward-looking statements are not limited to historical fact, reference our plans, intentions, forecasts, expectations, beliefs, strategies and objectives, and involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Annual Report filed on Form 10-K for the year ended December 31, 2016, our quarterly reports on Form 10-Q, as well as our earnings press release issued earlier today. Mattersight Corporation undertakes no obligation to publicly update or revise any forward-looking statements in this call. Also, be advised that this call is being recorded and is copyrighted by Mattersight Corporation. © 2017 Mattersight Corporation.

Discussion Topics Q3 Overview Q3 Financial Results Deal Commentary PBR Case Studies Outlook © 2017 Mattersight Corporation.

Q3 Overview

- Bookings substantially better than previous quarters in 2017
- Revenues slightly better than expected
- PBR momentum
  - Sold ~5,000 new seats during quarter
  - PBR revenues up ~100% year/year
  - PBR now ~20% of subscription revenues, and expected to grow to ~25% of subscription revenues in Q4
- Positive financial drivers
  - $14.6M of sold ACV backlog is expected to flow into revenues over next 4 quarters
  - Add-on PBR deals deploy faster
- Outlook
  - Meaningful revenue increase expected in Q4
  - Expect to be EBITDA positive in Q4
  - Pipeline continues to grow
  - Still dependent on large deals

Mattersight
The Chemistry of Conversation
© 2017 Mattersight Corporation.
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Q3 Financial Results Q3 revenue of $11.3M 9% yoy increase Q3 subscription revenue of $10.6M 11% yoy increase 94% of total revenue Bookings of $5.2M in ACV Gross margin 73% Adjusted EBITDA loss of $0.4M $1.9M improvement over Q3 2016 © 2017 Mattersight Corporation.

Revenue Trends © 2017 Mattersight Corporation.

Revenue Trends © 2017 Mattersight Corporation.

Deal/Pipeline Commentary Added PBR seats at several major healthcare companies Continued expansion at large telco where minimums were waived in Q1 Significantly expanded PBR at a major retailer Extended sales cycle for large telco deal that was expected to close in Q3 Pipeline continues to grow © 2017 Mattersight Corporation.

PBR-Led Account Case Studies

- Large Health Care Payer
  - First seats went live September 2016
  - Sold analytics add-on in March 2017
  - Sold more seats in Q2 and Q3
  - Grew ACV from $1.8Mto $5.0M in 12 months from first revenue go live

- Large Telco
  - First pilot conversion in March
  - Second pilot conversion in August
  - Significant pipeline
  - Grew ACV from $0.8M to $3.4M in 5 months from first revenue go live

- Large Retailer
  - First seats went live in June
  - Sold 1,300 more seats in September
  - Exploring analytics add-ons
  - Grew ACV from $0.5M to $1.3M in 4 months from first revenue go live

Mattersight
The Chemistry of Conversation
© 2017 Mattersight Corporation.
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Business Outlook Positive Drivers ~$14.6M of backlog is expected to flow into revenues over next 4 quarters Growing pipeline Outlook Affirm previous guidance for full year © 2017 Mattersight Corporation.

Q&A

Thank You Kelly Conway 847.582.7200 kelly.conway@mattersight.com David Gustafson 847.582.7016 david.gustafson@mattersight.com Dave Mullen 312.954.7380 dave.mullen@mattersight.com © 2017 Mattersight Corporation.